EXHIBIT 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Complete and partial portfolio holdings - arrangements to disclose to service providers, fiduciaries and other third parties” and “Independent registered public accounting firm” and to the use of our report dated June 29, 2015, with respect to the financial statements of Prime Master Fund, Treasury Master Fund and Tax-Free Master Fund, which is incorporated by reference in Amendment No. 11 to the Registration Statement (Form N-1A No. 811-22078) of Master Trust.

/s/ ERNST & YOUNG

New York, New York

August 26, 2015